EXHIBIT 4.1

PLACER DOME INC.
1987 STOCK OPTION PLAN
(as amended effective April 20, 1999, and as amended effective January 1, 2002, and as amended effective February 14, 2002, and as amended effective February 19, 2003 and ratified by the Shareholders on April 30, 2003, and as amended effective February 22, 2005, and as amended effective January 16, 2006)

1.	Purpose

The purpose of the 1987 Stock Option Plan, as amended, (the “Plan”) is to promote the profitability and growth of Placer Dome Inc. (the “Company”) by facilitating the efforts of the Company and its Subsidiary Companies to obtain and retain employees. The Plan provides an incentive for and encourages ownership of the Company’s shares by employees of the Company and its Subsidiary Companies so that they may increase their stake in the Company and benefit from increases in the value of the Company’s shares.

2.	Administration

The unrelated directors of the Company’s Board of Directors (such directors being referred to herein as the “Board”) shall approve grants of options to purchase shares of the Company pursuant to the Plan (“Options”) and stock appreciation rights (as defined below) included in any Option. Subject to the foregoing, the Plan shall be administered by a committee (the “Committee”) of the Board appointed by the Board and consisting of three (3) or more unrelated directors and none of whom shall be employees of the Company or otherwise eligible to receive Options. The Committee may also make recommendations to the Board in respect of grants of Options and stock appreciation rights. Until otherwise determined by the Board, the Human Resources and Compensation Committee of the Board shall constitute the Committee.

For the purposes of the preceding paragraph, “unrelated directors” shall have the meaning set forth in the rules and policies of the Toronto Stock Exchange (the “TSE”).

The Committee is authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan’s provisions and, in its sole discretion, to designate Options as “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code (“Incentive Stock Options”). The Committee’s determination and interpretations shall be final and conclusive.

The Committee may authorize one or more employees of the Company to execute, deliver and receive documents on behalf of the Committee.

3.	Eligibility

Employees of the Company and its Subsidiary Companies shall be eligible to receive Options. The term “Employee” means an individual who is a full-time employee of the Company or a Subsidiary Company including an officer, whether or not a director, but does not include any director who is not a full-time employee of the Company or a Subsidiary Company. The term “Subsidiary Company”, for the purpose of the Plan, means any company that is a subsidiary of the Company within the meaning of the Securities Act (Ontario) (the “Act”).

Nothing in the Plan or in any Option shall confer any right on any Employee to continue in the employ of the Company or any Subsidiary Company or shall interfere in any way with the right of the Company or Subsidiary Company to terminate at any time the employment of a person who is an optionee under an Option.

4.     Shares Subject to the Plan

The shares to be optioned under the Plan shall be authorized but unissued Common Shares in the capital of the Company (“Shares”).

The aggregate number of Shares for which Options may be granted shall not exceed thirty-two million (32,000,000) Shares, subject to adjustment under Section 13 below.

The maximum number of Shares which may be reserved for issuance to any one Employee shall not exceed 5% of the Issuable Shares.

Notwithstanding any other provision of this Plan, (i) the maximum number of Shares reserved for issuance to insiders (as defined in the Act, but excluding any person within that definition solely by virtue of being a director or officer of a Subsidiary Company) of the Company and their associates (as defined in the Act) under the Plan shall not, when taken together with the number of Shares issued to such insiders and their associates under the Company’s other previously established or proposed share compensation arrangements, exceed 10% of the Issuable Shares; and (ii) the maximum number of Shares which may be issued to insiders of the Company under the Plan within any one-year period, when taken together with the number of Shares issued to such insiders under the Company’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Issuable Shares for all such insiders in the aggregate and, in the case of any one insider and his or her associates, shall not exceed 5% of the Issuable Shares.

The term “Issuable Shares” means the number of Shares outstanding immediately prior to the share issuance in question, but excluding shares of any class of the Company issued under the Plan or pursuant to share compensation arrangements of the Company over the one year period next preceding the date of share issuance in question.

Shares subject to and not delivered under an Option which expires or terminates shall again be available for option under the Plan.

Shares with respect to which Options have been surrendered pursuant to Section 7 below shall not be available for future Options.

5.        Granting and Term of Options

The Board may from time to time at its discretion, subject to the provisions of the Plan, determine those eligible Employees to whom Options shall be granted, the number of Shares subject to such Options, and the dates on which such Options are to be granted, the Exercise Price and the dates prior to which Options may not be exercised.

Each Option, including any related stock appreciation rights referred to in Section 7 below, shall be evidenced by a written agreement between, and executed by, the Company and the Employee (sometimes called the “Optionee”) containing terms and conditions established by the Board with respect to such Option and any related stock appreciation rights and shall be consistent with the provisions of the Plan. Any Option designated as an Incentive Stock Option shall be clearly identified as such on the face of such written agreement.

An Option may not be exercised or surrendered before the first anniversary of the date of grant unless the Board, in its sole discretion, otherwise determines, or after the expiration of ten years from the date of grant.

The Exercise Price shall be paid in full by cheque or bank draft at the time of exercise of the Option and no Shares shall be delivered until full payment is made.

An Optionee shall not be deemed the holder of any Shares subject to his or her Option until the Shares are delivered to him or her.

6.	Exercise Price

The price per Share at which Shares may be purchased upon the exercise of an Option (the “Exercise Price”) shall be:

(a)
expressed in Canadian dollars and shall be equal to the closing board lot sale price per share of Shares traded on the TSE on the trading day immediately preceding the date on which such Option is granted, and in the event there was not a board lot sale on the TSE on such date, the Exercise Price shall be the last board lot sale price per share prior thereto, or

(b)
expressed in U.S. dollars and shall be equal to the closing board lot sale price per share of Shares traded on the New York Stock Exchange (the “NYSE”) on the trading day immediately preceding the date on which such Option is granted, and in the event there was not a board lot sale on the NYSE on such date, the Exercise Price shall be the last board lot sale price per share prior thereto, as may be determined by the Board as at the date of each grant of an Option. If the Board does not make a determination as at the date of each grant of an Option, the Exercise Price shall be expressed in U.S. dollars in accordance with 6(b) above.

7.      Stock Appreciation Rights

At the sole discretion of the Board, stock appreciation rights (“SARs”) may be included in any Option, either at the time of grant or by amendment or supplemental grant. SARs shall entitle the holder thereof to surrender to the Company all or any part of such Option which he could then exercise and receive from the Company upon such surrender cash equal to the excess of the fair market value of one Share at the time of surrender over the Exercise Price multiplied by the number of Shares with respect to which the Option is surrendered. The fair market value of the Shares at the time of surrender shall be the average of the daily high and low board lot trading prices of the Shares on the TSE for the five (5) trading days immediately preceding the date upon which the Option is surrendered.

In no event shall an SAR be exercisable at any time earlier or later or to a greater extent than the Option to which it relates.

SARs under this Section may be exercised only by written notice to the Company, in a form satisfactory to the Company.

If any Option is surrendered in part under this Section, it shall remain in effect without change as to the number of Shares with respect to which it has not been surrendered. Any surrender shall not affect the right of an Employee to be granted further Options.

The Company shall be entitled, in connection with the exercise or surrender of any Option, to withhold any required taxes and the Committee may require as a condition of the exercise of an Option or the surrender of an Option that the person seeking to exercise or surrender the Option pay to the Company in cash an amount sufficient to satisfy the Company’s obligation in the event that the amount withheld is not sufficient to satisfy the Company’s obligation.

8.         Non-Assignability of Options

Unless otherwise permitted by the Committee and the TSE, no Option, including any SAR referred to in Section 7 above, shall be exercisable during the Optionee’s lifetime, except by the Optionee or his or her legal personal representative or be assignable or transferrable otherwise than by will or by the laws governing the devolution of property in the event of death.

9.	Retirement

If any Optionee (i) shall retire from the Company or Subsidiary Company, or (ii) terminates his or her employment with the consent of the board under circumstances equating retirement, or (iii) is a party to an employment agreement with the Company that specifies the circumstances that shall equate to retirement for the purposes of the Plan, and such circumstances in fact take place (collectively, “Retirement”), while holding an Option which has not been fully exercised or surrendered, such Option shall immediately vest and become exercisable and the Optionee may exercise such Option, or surrender the Option pursuant to Section 7 above, at any time during the unexpired term of the Option.

10.       Disability

If the employment of an Optionee with the Company or a Subsidiary Company shall be terminated due to permanent disability (“Disability”) in accordance with the then applicable disability policy or plan of the Company or Subsidiary Company, as applicable, while the Optionee is holding an Option which has not been fully exercised or surrendered, such Option shall immediately vest and become exercisable and the Optionee may exercise such Option, or surrender the Option pursuant to Section 7, at any time during the unexpired term of the Option.

11.      Termination of Employment

Upon termination of employment for any reason except death, Retirement or Disability, an Optionee may, at any time within ninety (90) days (or such longer period, not exceeding five (5) years as the Committee may allow) after the date of termination but not later than the date of expiration of the Option, exercise the Option, or surrender the Option pursuant to Section 7 above, to the extent he was entitled to do so on the date of termination. Any Option or portions of Options of terminated Employees not so exercised shall terminate, and shall again be available for future Options under the Plan. A change of employment shall not be considered a termination so long as the Optionee continues to be employed by the Company or a Subsidiary Company.

12.	Death

Notwithstanding any other provision of this Plan, if an Optionee who is employed by the Company or a Subsidiary Company or whose employment has been terminated by reason of Retirement or Disability shall die holding an Option which has not been fully exercised or surrendered, such Option shall immediately vest and become exercisable and the executors, administrators or legal personal representative of the Optionee may, at any time within sixty (60) days of the grant of letters probate of the will or letters of administration of the estate of the decedent or within one (1) year after the date of such death, whichever is the least time (but in no event later than the normal expiry date of the said Option under the provisions of Section 5 above), exercise such Option, or surrender the Option pursuant to Section 7 above.

If an Optionee whose employment has been terminated for a reason other than Retirement or Disability shall die holding an Option which has not been fully exercised or surrendered, his or her executors, administrators or legal personal representative may, to the extent that the Option was exercisable on the date of death, exercise the Option, or surrender the Option pursuant to Section 7 above at any time within sixty (60) days of the grant of letters probate of the will or letters of administration of the estate of the decedent or within one (1) year after the date of such death, whichever is the least time (but in no event later than the normal expiry date of the said Option under the provisions of Section 5 above).

13.	Changes in Shares

(a)
In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Exercise Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Committee.

(b)
If the Company amalgamates, consolidates or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of Option shall be converted into the securities, property or cash which the Employee would have received upon such amalgamation, consolidation or merger if the Employee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the Exercise Price shall be adjusted appropriately by the Committee and such adjustment shall be binding for all purposes of the Plan.

(c)	In the event of a change in the designation of the Company’s currently authorized Shares, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

(d)	In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to properly reflect such event.

No adjustment provided in this Section 13 shall require the Company to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly. Any adjustment made pursuant to this Section 13 with respect to the terms of an Option shall require a similar modification with respect to the terms of any SAR to which such Option relates.

14.	Amendment or Termination

The Board may, subject to regulatory approval, from time to time amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board may not, without approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders of the Company duly called for such purpose:

(a)
withdraw the administration of the Plan and/or any Option granted hereunder from a committee consisting of three or more outside directors, a majority of whom are unrelated directors as that term is defined by the rules and policies of the TSE;

(b)	increase the number of Shares available for Options under the Plan;

(c)	reduce the exercise price of any Option to a price that is less than the Exercise Price or otherwise materially increase the benefits accruing to Employees under the Plan; or

(d)	modify the requirements as to eligibility for participation in the Plan.

No action by the Board to terminate the Plan pursuant to this Section 14 shall affect the grant of Options which became effective pursuant to the Plan prior to such action.

The Committee may amend, modify or terminate any outstanding Option or SAR, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however, that the Employee’s consent to such action shall be required unless the Committee determines that the action, when taken with any related action, would not materially and adversely affect the Employee.

15.              Incentive Stock Options

This Section sets forth the special provisions that govern Incentive Stock Options granted under this Plan. Any Incentive Stock Option granted under this Plan may, if expressly stated in the agreement pertaining to such Option, include an SAR.

(a)	No option granted after April 15, 2006 under the Plan shall be designated as an Incentive Stock Option;

(b)
The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all incentive stock option plans of the Company and its parent and Subsidiary Companies) shall not exceed U.S.$100,000 or such other limit as may from time to time be prescribed by the United States Internal Revenue Code of 1986, as amended (the “Code”); and

(c)
The agreement evidencing the Incentive Stock Options covered by a grant of Options shall contain such limitations and restrictions as are necessary in order that the Incentive Stock Options qualify as such under Section 422 of the Code and may contain such other terms not inconsistent with the terms and conditions contained in this Section 15 or with the provisions of Section 422 of the Code, as the Committee may determine.

16.	Interpretation

The Plan shall be construed according to the laws of the Province of British Columbia.

17.              Provisions Relating to the Barrick Offer

Optionees shall hereby have the right to effect a cashless exercise and exchange of the Options for the sole purpose of tendering to the revised takeover bid made by Barrick Gold Corporation (“Barrick”) dated January 5, 2006 (the “Barrick Offer”) all Shares issued in connection with such cashless exercise and exchange on the following basis:

(a)	All of the Options outstanding under the Plan shall forthwith be deemed to be fully vested and exercisable, conditional upon Barrick taking up and paying for Shares under the Barrick Offer.

(b)
Upon execution of an Agreement to Tender in the form attached hereto as Schedule A and Barrick taking up and paying for any Shares under the Barrick Offer, the Optionee shall be deemed to have exercised and exchanged his or her outstanding Options for a number of Shares equal to the number of Shares subject to each such Option multiplied by a fraction, of which the numerator is the amount by which the Consideration exceeds the exercise price per Share under such Option and the denominator is the Consideration, with the aggregate such resulting number of Shares to be rounded down to the nearest whole number.

(c)
For the purposes of the calculation in (a), the “Consideration” means the closing price of the Shares on the New York Stock Exchange on the trading day immediately prior to the first day on which Barrick takes up and pays for any Shares under the Barrick Offer.

(d)
All of the Shares resulting from the exercise and exchange of Options pursuant to this Section will be tendered to the Barrick Offer in the manner set forth in the Agreement to Tender attached hereto as Schedule A.

(e)	All of the Options exercised and exchanged in this manner will be deemed to be terminated following such exercise and exchange and of no further force or effect.

In the event that Barrick takes up and pays for any Shares under the Barrick Offer in compliance with the provisions of Section 2.1 of the Support Agreement, all outstanding Options not exercised and exchanged of as described in this Section or otherwise exercised shall be automatically changed into fully vested options to acquire Barrick Common Shares (on a tax-deferred basis for purposes of the Income Tax Act (Canada)) on the basis of each such Option becoming an option to acquire 0.8287 of a Barrick Common Share for each Share subject to such Option, with the resulting total number of Barrick Common Shares rounded down to the nearest whole number, with an exercise price per Barrick Common Share equal to the exercise price per Share of that Option immediately prior to the time the Option became an option to acquire Barrick Common Shares divided by 0.8287, with the resulting exercise price per Barrick Common Share rounded up to the nearest whole cent; such Options shall, other than with respect to the accelerated vesting of such Options, otherwise continue to be governed by the terms of this Plan and the relevant option agreement relating to their issuance.

18.	Liability

No member of the Committee or any director or officer or Employee of the Company shall be personally liable for any act taken or omitted in good faith in connection with the Plan.